Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), is effective as of January 1, 2017, by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and Lillian Etzkorn, an individual (the “Employee”).

RECITALS

A.                                    The Company and its Affiliates as they may exist from time to time are engaged in the business of manufacturing, personalizing, fulfilling, designing, distributing, packaging, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, access cards, ID cards, contactless cards, chip cards, EMV cards, dual interface cards, and prepaid debit cards and provides instant issuance hardware, software and solutions and data management and various software applications (the “Business”); and

B.                                    The Company desires to employ the Employee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Employee and the Company agree as follows:

Section 1.  Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth below.

1.1                               Affiliates.  “Affiliates” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person, including without limitation the Company.  For the purposes of this definition, (a) “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (b) in the case of an individual, the term “Affiliate” shall include the members of the immediate family (i.e. parents, spouse and children) of such individual.

1.2                               Confidential Information.  “Confidential Information” means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Company or an Affiliate and includes, without limitation, the following information: financial information, including but not limited to earnings, assets, debts, prices, cost information, budgets, sales and profit projections or other financial data; growth, merger, acquisition and/or divestiture plans; marketing information, including but not limited to details about ongoing or proposed marketing strategies, marketing forecasts, or information about impending transactions; product information, including but not limited to development plans, product designs, manufacturing and process information, product costs and pricing policies; information regarding actual or potential customers; employee information, compensation information and recruiting plans.  Confidential Information includes information developed by the Employee in the course of performing service to the Company.  Confidential Information does not include information which was in the public domain or generally available to the public prior to receipt thereof by the Employee from the Company, or which subsequently becomes part of the public domain or generally available to the public other than as a result of a breach of this Agreement by the Employee.  The Employee acknowledges that such information is confidential whether or not it is labeled as such by the Company.

1.3                               Governmental Authority.  “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency, commission, instrumentality or other authority of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

1.4                               Person.  “Person” means any individual, partnership, corporation, association, joint stock company, trust joint venture, limited liability company, Governmental Authority or other entity or organization.

1.5                               Restricted Territory.  “Restricted Territory” means the United States of America, the United Kingdom, Canada, Mexico, and Europe.

1.6                               Work Product.  “Work Product” means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information of distributors or their employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by the Employee, in whole or in part, alone or with others, which results from any work she may do for, or at the request of, the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company regardless of whether made, developed or conceived prior to or during the Term.

Section 2.  Employment.

2.1                               Term.  The Company shall employ the Employee, and the Employee shall serve the Company, for a continuous term beginning on January 1, 2017 (the “Effective Date”) and ending at 5:00 pm M.S.T. on December 31, 2019 (the “Original Term”).  The term of employment shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time) for additional one-year periods  (a “Renewal Term”) commencing upon the expiration of the Original Term, unless (i) the Employee gives the Company written notice in accordance with the terms herein of her election not to renew the term at least thirty (30) days prior to the end of the Original Term or any such Renewal Term or (ii) the Company informs the Employee of its election not to renew this Agreement at least thirty (30) days prior to the end of the Original Term or any such Renewal Term, or unless sooner terminated pursuant to the provisions of this Agreement.  The Original Term and any Renewal Terms are collectively referred to herein as the “Term”.  If either the Company or the Employee elect not to renew the Term of this Agreement in accordance with this Section 2.1 and the Employee thereafter continues in employment with Company, the Employee shall be employed on an at-will basis and the terms of such employment and any subsequent termination of employment shall be subject solely to the Company’s general employment practices and policies.

2.2                               Duties.

(a)                                 Capacity.  The Employee will be employed as the Chief Financial Officer of the Company, and the Employee will perform the responsibilities and duties that are usual to the position of Chief Financial Officer, including such reasonable responsibilities and duties as may be assigned to her hereafter from time to time by the Company’s Chief Executive Officer (“CEO”) or the board of directors of the Company (the “Board”), consistent with the Employee’s position.  The Employee will report to the CEO.  The Employee will use her best efforts to promote the interests, prospects and condition (financial and otherwise) and welfare of the Company and shall perform her duties and responsibilities to the best of her ability in a diligent, trustworthy, businesslike and efficient manner.

(b)                                 Schedule and Location.  The Employee will be employed on a full-time basis and shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company.  The Employee shall render her services in accordance with such policies as the Company may establish from time to time for the conduct of its employees.  The Employee shall perform her duties under this Agreement predominantly at the Company’s headquarters in Littleton, Colorado and shall travel to such other places in the United States and elsewhere as required to perform her duties or from time to time as may be reasonably needed.

(c)                                  Exclusivity.  Without limiting the generality of the foregoing, the Employee shall not, without the prior written approval of the CEO, render services of a business, professional or commercial nature for compensation or otherwise to any Person other than the Company.

2.3                               Compensation.  As compensation for the services to be rendered and the other obligations undertaken by the Employee under this Agreement, the Company shall pay the Employee the following compensation:

(a)                                 Salary.  During the Term, and in accordance with the Company’s policies in effect from time to time, the Company shall pay to the Employee an annual base salary (the “Annual Base Salary”) of $410,000 payable in installments in accordance with the policies of the Company.  The Annual Base Salary may be adjusted based upon performance reviews performed by the CEO and the Compensation Committee of the Board not less than annually.

(b)                                 Incentive Compensation.  During the Term, the Employee shall be eligible to participate in the Company’s incentive cash bonus program on the same basis as similarly compensated senior executives of the Company, subject to the terms and conditions therein.  Pursuant to the incentive cash bonus program, the Employee will have the opportunity for an incentive bonus at a target a of up to fifty percent (50%) of the Annual Base Salary per year, depending on performance metrics to be agreed upon in writing by the CEO and the Compensation Committee of the Board (the “Annual Bonus”).  Incentive compensation is not guaranteed, and the Employee must be employed by the Company at the time of payment to be eligible for any such incentive compensation.  Any incentive bonus payable under this Section 2.3(b) shall be paid to the Employee no later than at the time payment is made to other similarly situated executives of the Company, but in no event later than two and a half (2½) months after the close of the calendar year in which the Employee becomes vested in such incentive bonus, and is intended to qualify for the short-term deferral exception to Code Section 409A.

(c)                                  Equity Incentive.  The Employee will be eligible to participate in the CPI Card Group Omnibus Incentive Plan.  On January 3, 2017, the Company granted to the Employee equity awards with an aggregate value of $350,000 (sixty percent (60%) in non-qualified stock options ($210,000) and forty percent (40%) in restricted stock units, or RSUs ($140,000)) (the “Equity Awards”).  The options will vest and become exercisable in three substantially equal installments on each of the first, second and third anniversaries of the grant date, and the RSUs will become vested on the third anniversary of the grant date, in each case, so long as the Employee remains employed by the Company or one of its Affiliates through the vesting dates and meets the other requirements contained in the Equity Award agreements.  Future equity and/or equity-based incentive awards will be determined by the Board.  Subject to Sections 6.2(b), (c), and (f), any unvested equity or equity-based incentive awards at the time of the termination or non-renewal of the Employee’s employment or this Agreement will be forfeited and the Employee will have no rights, and the Company will have no obligations, with respect thereto.

(d)                                 Sign-On Bonus.  The Company will pay the Employee a sign-on cash award of $200,000 payable in two equal instalments.  The first instalment ($100,000) was paid with the Employee’s first bi-weekly paycheck and the second instalment ($100,000) will be paid in July 2017, provided that the Employee remains continuously employed by the Company through that date.  If the Employee voluntarily terminates her employment with the Company before January 1, 2018, she shall be required to repay the full amount of the sign-on bonus to the Company.

(e)                                  Relocation benefits. The Employee will be eligible for the Company’s standard executive relocation benefits.

(f)                                   Expenses; Vacation.  During the Term, the Company shall reimburse Employee for her reasonable travel (in the case of air travel, on commercial airlines) and entertainment expenses in connection with her employment by the Company in accordance with the policies of the Company in effect from time to time.  Employee will receive four (4) weeks paid vacation per year and such other fringe benefits, including, without limitation, paid holidays in accordance with the policies of the Company.

(g)                                  Additional Benefits.  During the Term, the Employee and the Employee’s eligible dependents (with respect to health benefits only) shall be entitled to participate in each insurance, health, disability, major medical insurance, 401(k) plan or other arrangement the Company adopts for the general benefit of its eligible executive-level employees on the same basis as similarly compensated senior executives of the Company to the extent permitted by law and to the extent the Employee is otherwise entitled to participate based upon the Employee’s age, service, compensation, job classification and any other factors determining eligibility to participate under each such plan.  The insurance and benefit plans are subject to such general modifications, increases or reductions in such employee benefit plans and fringe benefits as may be made from time to time by the Company.

Section 3.  Restrictive Covenants.

3.1                               Confidential Information.  The Employee acknowledges and agrees that in the performance of her duties under this Agreement, she will be brought into frequent contact, either in person, by telephone, electronically or through the mails, with existing and potential customers of the Company.  The Employee further agrees that any Confidential Information gained by the Employee during her employment with the Company has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company.  The Employee further understands and agrees that the foregoing makes it necessary for the protection of the Business that the Employee not compete with the Company during the Term and not compete with the Company for a reasonable period after such employment, as further provided in the following sections.

3.2                               Non-Competition During Term.  During the Term and any Renewal Term or other period of employment with the Company, the Employee shall not, in any of the United States of America, Canada, Mexico, Europe, or the United Kingdom:

(a)                                 enter into or engage in any business that competes with the Business;

(b)                                 solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business;

(c)                                  solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company or attempt to do so; or

(d)                                 counsel, promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Business.

3.3                               Non-Competition After Term and Following Employment.

(a)                                 For a period of one (1) year following the termination of the Employee’s employment with the Company for any reason, the Employee shall not:

(i)                                     enter into or engage in any business that directly competes with the Business within the Restricted Territory;

(ii)                                  solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory;

(iii)                               solicit, divert, entice or otherwise take away any customers, former customers, active prospects, business, patronage or orders of the Company within the Restricted Territory or attempt to do so; or

(iv)                              counsel, promote or assist, financially or otherwise, any Person engaged in any business that competes with the Business within the Restricted Territory.

3.4                               Employee Non-Solicitation.  During the Term, any Renewal Term or other period of employment with the Company and for a period of one (1) year following termination of Employee’s employment with the Company for any reason, the Employee shall not, and shall cause each of her Affiliates not to, directly or indirectly, solicit or induce or attempt to solicit or induce any employee, representative, contractor or agent of the Company to terminate her or its employment, representation, engagement or other association with the Company.

3.5                               Non-Competition - Direct or Indirect.  The Employee will be in violation of Sections 3.2, 3.3 and 3.4 if she engages in any or all of the activities set forth in those sections directly as an individual on her own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, employee, contractor, consultant, officer and/or director of any Person or as an equity holder of any Person in which the Employee or the Employee’s spouse, child or parent owns, directly or indirectly, any of the outstanding equity interests.

3.6                               Return or Destruction.  Upon any termination of employment, the Employee shall not remove from any premises at which the Business is conducted any property of the Company, including, without limitation, any Confidential Information, and shall return, in good condition, all the property of the Company, including, without limitation, all tangible embodiments of the Confidential Information.

3.7                               Reasonableness of Restrictions.  The Employee acknowledges: (a) that the scope and duration of the restrictions on the Employee’s activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company; (b) that the Employee will be reasonably able to earn a living without violating the terms of this Agreement; (c) that the geographic restrictions are reasonable and appropriate given the Company’s scope of business; and (d) the restrictions in this Agreement have served as a material inducement to the Company to hire the Employee.

3.8                               Reservation of Rights.  Nothing in this Section 3 or in Section 5 is intended or should be construed to prevent the Employee from exercising her rights to file a charge with, provide accurate information to or to cooperate with or participate in an investigation or proceeding conducted by any governmental, regulatory or administrative agency or from complying with compulsory legal process or legally required disclosure obligation.

Section 4.  Development of Inventions, Improvements or Know-How.

4.1                               Disclosure Obligation.  The Employee or her heirs, assigns and representatives, as appropriate, shall disclose fully and promptly to the Company any and all Work Product developed during the course and scope of the Employee’s employment, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures.

4.2                               Assignment.  All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company.  If, and to the extent, any of the Work Product is not considered a “work of hire,” the Employee does hereby assign to the Company and shall, without further compensation, assign to the Company, the Employee’s entire right, title and interest in and to all Work Product.  At the Company’s expense and at the Company’s request, the Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world.  The Employee appoints the Company as her agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

4.3                               Publication.  The Employee shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from the Employee’s work on behalf of the Company without the prior written consent of the Board or unless pursuant to previously authorized instruction or duty of the Employee.

Section 5.  Non-Disclosure.  The Employee shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Term or after the termination of this Agreement, disclose, furnish, disseminate, make available or, except in the course of performing her duties of employment under this Agreement in accordance with the terms hereof, use any Confidential Information, without limitation as to when or how the Employee may have acquired such information.  The Employee specifically acknowledges that with respect to any Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Employee and whether compiled by the Company and/or the Employee: (a) such Confidential Information derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or uses; (b) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (c) such information is and will remain the sole property of the Company; and (d) any retention and use of such information during or after the termination of her employment with the Company will constitute a misappropriation of the Company’s trade secrets.  The Employee’s confidentiality and non-disclosure obligations under this Section 5 extend beyond the Term, any Renewal Term, or other period of the Employee’s employment, no matter the reason for the termination of the Employee’s employment, for as long as such Confidential Information is not generally known to the public.

Section 6.  Termination of Employment.

6.1                               Right to Terminate.

(a)                                 Death.  The Employee’s employment by the Company and this Agreement shall terminate upon the Employee’s death.

(b)                                 Disability.  In the event that the Employee, because of accident, disability or physical or mental illness, is incapable of performing her duties under this Agreement with reasonable accommodations pursuant to the Americans with Disabilities Act, as amended (“ADA”), the Company has the right to terminate the Employee’s employment by the Company and this Agreement upon thirty (30)

days’ prior written notice to the Employee.  For purposes of this Section 6.1(b), the Employee will be deemed to have become incapable of performing her duties under this Agreement if, in the professional opinion of a physician selected the Company in good faith, she is incapable of so doing with reasonable accommodations pursuant to the ADA for (i) a continuous period of 180 days and remains so incapable at the end of such 180-day period, or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c)                                  Cause.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for cause, subject to the last sentence of this Section 6.1(c), upon prior written notice to the Employee upon any (i) conviction of (or plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) embezzlement, or misappropriation of property of the Company or an Affiliate, or any other act involving fraud; (iii) material breach by the Employee of this Agreement, or any other agreement relating to the Employee’s employment with the Company; (iv) serious neglect or negligence in the performance of the Employee’s duties; (v) conduct that is materially injurious to the Company or any Affiliate, or (vi) failure to follow the reasonable and lawful directives of the CEO or the Board.  No “cause” for termination under clauses (iii), (iv) and (vi) of this Section 6.1(c) shall exist unless the Company has provided the Employee written notice describing with reasonable particularity the circumstances giving rise to “cause” and, solely to the extent cure is possible, the Employee has failed to cure such circumstances within thirty (30) days of receiving such notice.  For avoidance of doubt, if any such circumstances are not curable, the Company may terminate the Employee for “cause” upon delivery of such notice.  In addition, the Employee’s employment shall be deemed to have terminated for Cause if, within twelve (12) months after the Employee’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(d)                                 Otherwise by the Company.  The Company has the right to terminate the Employee’s employment by the Company and this Agreement for any other reason not specified in this Section 6.1 upon ninety (90) calendar days written notice to Employee.

(e)                                  By Employee for Good Reason.  The Employee has the right to terminate her employment with the Company for good reason upon any (i) material diminution in her annual base salary; (ii) material diminution of her duties, responsibilities or authority, including changing the officer position to whom she directly reports (i.e., the CEO and President) to a different, lower officer; (iii) a material change in geographic location at which the Employee is required to perform her position; or (iv) any other action or inaction by the Company which constitutes a material breach of this Agreement or any other agreement with Employee; provided, however, that notwithstanding anything else herein, no act or failure to act by the Company shall give rise to a good reason for Employee’s resignation unless Employee informs the Company in writing of her intent to resign for good reason within thirty (30) calendar days of the act or failure to act, and the Company fails to cure the act or failure to act within thirty (30) calendar days of receiving such written notice.  For the purpose of this Agreement, resignation by the Employee for good reason shall be considered termination of the Employee’s employment without “cause.”

(f)                                   Otherwise By Employee.  The Employee has the right to terminate her employment under this Agreement at any time upon ninety (90) calendar days’ prior written notice to the Company.

6.2                               Rights and Obligations of Employee Upon Termination.

(a)                                 Payment Obligation.  Upon the termination by the Company of the Employee’s employment pursuant to Section 6.1(c), the termination by the Employee of the Employee’s employment pursuant to Section 6.1(f), or non-renewal by the Employee under Section 2.1, the Company will have no further obligation to the Employee under this Agreement except to distribute to the Employee (i) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination and (ii) the benefits due the Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which she participates.  Upon the termination of the Employee’s employment pursuant to Section 6.1(a) or (b), by the Company pursuant to Section 6.1(d) or by the Employee pursuant to Section 6.1(e), or non-renewal by the Company under Section 2.1, the Company shall have no further obligation to Employee under this Agreement except to distribute to the Employee (A) the unpaid installments of Annual Base Salary due pursuant to Section 2.3(a) up to the date of termination and (B) the benefits due the Employee as of the date of termination, if any, under the Company’s then existing employee benefit plans, policies or programs in which she participates and (C) the payments identified in Section 6.2(b) and (c), if any.

(b)                                 Severance Benefits.  Upon (i) any termination by the Company of the Employee’s employment pursuant to Section 6.1(d), (ii) non-renewal by the Company under Section 2.1, (iii) Employee’s termination of employment for Good Reason pursuant to Section 6.1(e), or (iv) termination of the Employee’s employment pursuant to Section 6.1(a) or (b) (each, a “Severance Termination Event”), the execution and delivery by the Employee or the Employee’s legal representative to the Company of a general release in a form provided by the Company in its reasonable discretion, and subject to Section 7(a), the Company shall pay to the Employee or, in the event of the Employee’s death after a Severance Termination Event, the Employee’s designated beneficiary or estate, a severance payment equal to (A) the then current Annual Base Salary, plus (B) the Employee’s Annual Bonus amount, as determined by the Board in good faith in accordance with the short-term incentive plan design then in effect, based on the Company’s actual performance for the year of the Severance Termination Event.  The Annual Base Salary portion of the severance payment will be made in equal installments during the Severance Period (as defined below) in a manner consistent with the Company’s usual payroll cycle.  The Annual Bonus portion of the severance payment will be made at the same time as annual bonuses are paid to other executive employees, but no later than two and a half (2½) months after the close of the calendar year in which occurred the Severance Termination Event.  Subject to the terms of then applicable law and the applicable plan documents, the Company shall reimburse the Employee for the cost of continuing coverage under the Company’s group health and dental benefits plan (including prescription drug coverage and including Employee’s covered dependents), and in accordance with the Company’s policies applicable to similarly situated employees, as required by Code Section 4980B (so-called “COBRA coverage”), until the earlier of (i) the end of the Severance Period, and (ii) the date the Employee becomes eligible to be covered by a group health and dental benefits plan or program maintained by an entity other than the Company, which provides coverage or benefits that is comparable to the Company-provided group health and dental plan, on the same terms as provided to other similarly situated active employees; provided the Employee continues to pay the applicable employee rate for such coverage and the Employee formally and timely elects continuation coverage pursuant to the materials that will be provided to the Employee by the Company (or its designee for such purpose) under separate cover.  The Parties intend that the continuation period required by the preceding sentence shall be concurrent with the continued group health benefit plan coverage required by COBRA.

(c)                                  Equity Awards.  In the event that the Employee is terminated by a Severance Termination Event, and subject to the requirements of Sections 6.2(e) and 7(a), a prorated portion of the aggregate number of shares or units under each individual equity award granted under the Company’s Omnibus Incentive Plan and held by the Employee, including the Equity Awards (collectively, the “Outstanding Equity Awards”), shall become vested, equal to (i) the number of Outstanding Equity Awards granted to the Employee by the Company multiplied by (ii) a fraction, (A) the numerator of which is the number of days that the Employee was employed by the Company from the date the Outstanding Equity Awards were granted to the date of the Employee’s Severance Termination Event and (B) the denominator of which is the total number of days that represents the full vesting period in the aggregate with respect to such Outstanding Equity Awards; provided that, with respect to any performance-based

Outstanding Equity Awards shall vest based on the Company’s actual performance, determined at the end of the applicable performance period, and the requirement that the Employee remain employed by the Company through the end of the Performance period shall be waived.  The parties hereto agree that if any award agreement with respect to time-based or performance-based equity awards shall provide terms that are more favorable than as set forth herein, any such award agreement shall control with respect to such Outstanding Equity Awards.

(d)                                 Notwithstanding the foregoing, the Company is not obligated to pay any severance payments to the Employee if the Employee violates Sections 3, 4 or 5, and the Employee shall repay to the Company any severance payments previously made.

(e)                                  Release.  In connection with payments under Sections 6.2(b), (c), or (f), the Company shall deliver a release to the Employee or the Employee’s legal representative within ten (10) calendar days of the Employee’s termination of employment.  No payments pursuant to Sections 6.2(b), (c), or (f), shall be made prior to the date that both (i) the Employee has delivered an original, signed release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that the Employee had not yet delivered an original, signed release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable after the signed release has been delivered and the revocability period has elapsed, but not later than the seventy-fourth (74th) day following the Employee’s termination of employment.  If the Employee does not deliver an original, signed release to the Company within twenty-one (21) business days (or such longer period if required by law) after receipt of the same from the Company, (A) the Employee’s rights shall be limited to those made available to the Employee under Section 6.2(a), and (B) the Company shall have no obligation to pay or provide to the Employee any amount or benefits described in Sections 6.2(b), (c), or (f), or any other monies on account of the termination of the Employee’s employment.  As part of the Release, the Employee shall affirm that the Employee (i) has advised the Company in writing, of any facts that the Employee is aware of that constitute or might constitute a violation of any ethical, legal, or contractual standards or obligations of the Company or any Affiliate, and (ii) is not aware of any existing or threatened claims, charges, or lawsuits that the Employee has not disclosed to the Company.

(f)                                   Change in Control.  In the event that the Employee is terminated by a Severance Termination Event within twenty-four months following the occurrence of a Change in Control (as defined in the Company’s Omnibus Incentive Plan, as amended), and subject to the requirements of Sections 6.2(e) and 7(a), in addition to the payments and benefits described in Sections 6.2(a) and (b), the Employee’s Outstanding Equity Awards, including performance-based Outstanding Equity Awards, shall become fully vested, with the performance-based Outstanding Equity Awards vesting at the target level of performance, as outlined in and provided the Employee has signed the applicable equity award agreement.

(g)                                  Severance Period.  For purposes of this Section 6, “Severance Period” shall mean the shorter of (i) the twelve (12) month period commencing on the date of the Employee’s termination of employment and (ii) the period commencing on the date of the Employee’s termination of employment and ending on the date that the Employee violates any of Sections 3, 4 or 5.

Section 7.  Section 409A of the Internal Revenue Code.

(a)                                 Except to the extent earlier payment is permitted by Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, in the event that any amount due to the Employee hereunder after the termination of her employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of her employment (or until her death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.

(b)                                 This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.  This Agreement shall be construed and interpreted in accordance with such intent.  In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-1(h)(1)(ii) (or other similar or successor provision).  The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code.

(c)                                  To the extent that the Employee’s consideration period for executing a general release spans two (2) calendar years, no payment of any severance amount or benefit that is (i) considered to be nonqualified deferred compensation with the meaning of Section 409A and (ii) conditioned upon execution of a general release shall be made before the first day of the second calendar year regardless of when the release is actually executed and returned to the Company.

Section 8.  Miscellaneous.

8.1                               Amendment.  This Agreement may be amended only by a writing executed by the parties to this Agreement.

8.2                               Entire Agreement.  This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter.

8.3                               Notices.  All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company:	CPI Card Group Inc.
10026 West San Juan Way, Suite 200
Littleton, CO 80127
Fax: (303) 973-8420
Attention: Steve Montross, Chief Executive Officer

With copies to
CPI Card Group Inc.:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Fax: (312) 558-5700
Attention: Andrew McDonough

If to the Employee, at the address of the Employee as set forth on the signature page hereto.

8.4                               Assignment.  This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of either party under this Agreement will be assignable without the prior written consent of the other party, provided the consent of the Employee shall not be withheld unreasonably.

8.5                               Governing Law.  This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflict of laws principles that would require the application of the laws of any other jurisdiction.  The Company and the Employee agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Colorado, County of Arapahoe or Denver, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Employee and hereby submit and consent to said jurisdiction and venue.

8.6                               Severability.  Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement.  It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective, or unenforceable, the remaining provisions will not be affected by such adjudication.  The invalid, ineffective, or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

8.7                               Waivers.  None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and the related provision(s) and is in writing signed by an authorized representative of the party to be bound.  Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

8.8                               Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile transmission, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

8.9                               Third Parties.  Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Employee (and their respective permitted successors and assigns) any rights or remedies under, or by reason of, this Agreement.

8.10                        Income Tax Reporting.  The Employee shall report the Annual Base Salary and all payments made to Employee pursuant to Section 2.3 as ordinary income for Federal, state and local income tax purposes, as required.

8.11                        Disclosure.  During the Term and for three (3) years after such Term, the Employee shall not communicate the contents of this Agreement to any Person that she intends to be employed by, associated with or represent and that is engaged in a business that is competitive to the Business, except that the Employee shall disclose to such a Person the Employee’s continuing obligations to the Company pursuant to Sections 3 and 5.

8.12                        Remedies.  The Employee acknowledges that her failure to comply with any provision of this Agreement will irreparably harm the Business and that the Company will not have an adequate remedy at law in the event of such non-compliance.  Therefore, the Employee acknowledges that the Company will be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by the Employee under this Agreement.

8.13                        Survival of Certain Obligations.  The obligations of the Company and the Employee set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement will not be affected or diminished in any way by the termination of this Agreement.

8.14                        Legal Counsel.  Each party hereby agrees and acknowledges that it has had full opportunity to consult with counsel and tax advisors of its selection in connection with the preparation and negotiation of this Agreement.  Accordingly, the language contained within and comprising this Agreement shall not be construed in favor of or against any one party on the grounds that the party drafted the Agreement.

8.15                        Attorneys’ Fees.  In the event an action or proceeding is instituted to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to such reasonable attorneys’ fees as the court may award.

8.16                        Headings.  Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.  References to sections under this Agreement shall refer to sections of this Agreement unless specifically identified otherwise.

[signature pages follow]

IN WITNESS WHEREOF, the Company has caused this Employment and Non-Competition Agreement to be duly executed and delivered by its duly authorized officer, and the Employee has duly executed and delivered this Employment and Non-Competition Agreement, as of the date first written above.

EMPLOYEE:

/s/ Lillian Etzkorn
Lillian Etzkorn
1570 Forest Lane
Bloomfield Hills, MI 48301

COMPANY:

CPI CARD GROUP INC.

By:	/s/ Lisa Jacoba
Name:	Lisa Jacoba
Title:	Chief Human Resources Officer

[Signature Page to Employment and Non-Competition Agreement]